EXHIBIT 3(I)

                            ARTICLES OF INCORPORATION
                                       OF
                         EAGLE PACIFIC INDUSTRIES, INC.
                       (As Amended Through June 30, 1997)



                       Statement of Designation of Shares
                                       of
                         Eagle Pacific Industries, Inc.


         The undersigned hereby certifies that the resolutions set forth on Exhibit A attached hereto were adopted by unanimous written action of the Board of Directors of Eagle Pacific Industries, Inc., effective as of May 8, 1997.

         I certify that I am authorized to execute this Statement and I further certify that I understand that by signing this Statement I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48 as if I had signed this Amendment under oath.



                                       /s/ William H. Spell
                                       William H. Spell, Chief Executive Officer


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         WHEREAS, Article 3.1 of the Articles of Incorporation of this
Corporation authorizes issuance of up to 20,000,000 shares of undesignated stock.

         WHEREAS, the Board of Directors of the Corporation is authorized to establish from the undesignated shares by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to, designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

                       DESIGNATION OF CLASS B COMMON STOCK

         NOW, THEREFORE, BE IT HEREBY AND IT IS RESOLVED, that 3,500,000 shares of the Corporation's undesignated shares shall be established as a class of common stock designated as the "CLASS B COMMON STOCK" of the Corporation.

         FURTHER RESOLVED, that the Class B Common Stock shall be identical in all respects to all other Common Stock of the Corporation except for certain voting rights as set forth in this resolution. As used in this Designation of Class B Common Stock, the term "COMMON STOCK" shall mean the Corporation's presently authorized shares of common stock, $.01 par value.

         FURTHER RESOLVED, that the designation, the number of shares, the powers, the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Class B Common Stock shall be as follows:

                  (a) DESIGNATION AND NUMBER. The class of common stock established hereby shall be designated as Class B Common Stock (herein called the "CLASS B COMMON STOCK") which shall have a par value of $.01 per share and the authorized number of the shares of such class shall be 3,500,000, which authorized number shall not be subject to increase. Except as otherwise provided by law and except as stated below, all shares of Class B Common Stock shall be identical in all respects and have equal rights and privileges including without limitation the right to share ratably, together with all other shares of Common Stock, on a per share basis (i) in such cash, stock, or other dividends and distributions as from time to time may be declared by the Board of Directors of the Corporation and (ii) in all distributions in assets or funds of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                  (b) VOTING RIGHTS. Except as otherwise required by law, the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to stockholders for a vote.

                  (c) CONVERSION. Each holder of Class B Common Stock shall have the right at any time and from time to time to convert any or all shares of Class B Common Stock registered in the name of such holder into an equal number of shares of Common Stock.

                  (d) MERGERS, CONSOLIDATIONS, SALES. In the case of any consolidation or merger of the Corporation with another entity, or any reorganization or


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         reclassification of the Common Stock or other equity securities of the
         Corporation, then, as a condition of such consolidation, merger, reorganization or reclassification, lawful and adequate provision shall be made whereby the holders of the Class B Common Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Class B Common Stock to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of such Class B Common Stock.


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                     Designation of Class of Preferred Stock

         NOW, THEREFORE, BE IT HEREBY AND IT IS RESOLVED, that 10,000 shares of the Corporation's undesignated shares shall be established as a class of preferred stock designated as the "8% Convertible Preferred Stock" of the Corporation.

         FURTHER RESOLVED, that the designation, the number of shares, the powers, the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the 8% Convertible Preferred Stock shall be as follows:

                  (a) DESIGNATION AND NUMBER. The class of Preferred Stock established hereby shall be designated as the 8% Convertible Preferred Stock (herein called the "8% PREFERRED STOCK") which shall have a par value of $.01 per share and the authorized number of the shares of such class shall be 10,000, which authorized number shall not be subject to increase.

                  (b) DIVIDENDS. Except in the case of distributions in liquidation, dissolution or winding up of the affairs of the Corporation provided for in paragraph (c) below, the holders of the 8% Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of 8% of the Liquidation Preference provided in subparagraph (c) hereof per annum (computed on the basis of a 360-day year of twelve 30-day months) per share, such dividends to be payable quarterly on each March 30, June 30, September 30 and December 30 in each year commencing June 30, 1997 (each such quarterly dividend period being hereinafter referred to as a "QUARTERLY DIVIDEND PERIOD" and each such dividend payment date being hereinafter referred to as a "QUARTERLY DIVIDEND PAYMENT DATE") and shall accrue on a daily basis whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If on any Quarterly Dividend Payment Date, the Corporation shall fail to pay such dividend in cash on the Quarterly Dividend Payment Date, dividends on the 8% Preferred Stock for each Quarterly Dividend Period thereafter shall be paid at the rate of 12% of the Liquidation Preference provided in subparagraph (c) hereof per annum per share (the "ADJUSTED QUARTERLY DIVIDEND") for each Quarterly Dividend Period until all accrued dividends on the 8% Preferred Stock have been paid in full, in cash. If the Corporation shall fail to pay in cash the accrued dividends payable on any Quarterly Dividend Payment Date, to the extent permitted by applicable law, an additional amount shall thereafter accrue on such accrued but unpaid dividends which shall be computed at the rate of 12% per annum on the amount of such accrued but unpaid dividends from the Quarterly Dividend Payment Date on which the Corporation shall have failed to pay such accrued dividends to the date on which such accrued dividends shall be paid in full in cash. In addition, the holders of the 8% Preferred Stock shall be entitled to receive cash dividends in the amount per share determined by multiplying the amount per share at any time distributed in cash on shares of Common Stock by the number of shares of Common Stock at the time issuable upon conversion of a share of 8% Preferred Stock (such distribution being hereinafter referred to as the "COMMON EQUIVALENT DIVIDEND"), payable on the date that distributions shall be paid or set apart for any shares of Common Stock. In no event shall any dividend be paid or declared, nor shall any distribution be made on the Corporation's Common Stock or preferred


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         stock of any other class unless (i) all dividends on the 8% Preferred
         Stock for all past periods shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment, and (ii) Common Equivalent Dividends as set forth above are declared and paid on the 8% Preferred Stock at or prior to such time. In addition, upon any conversion of shares of 8% Preferred Stock in accordance with the provisions of paragraph (g), all accrued dividends and other amounts, if any, payable on the 8% Preferred Stock shall be paid in cash, including dividends for the portion of any Quarterly Dividend Period in which such conversion shall have occurred. The Corporation covenants and agrees that dividends on the 8% Preferred Stock shall be declared at the annual rate of 8% of the Liquidation Value per share and shall be paid in cash on each Quarterly Dividend Payment Date unless the Corporation is prevented by operation of law from the declaration or payment of such dividend.

                  (c) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of 8% Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock or stock of any other class or series (including the Series A 7% Convertible Preferred Stock of the Corporation, hereinafter referred to as the "SERIES A PREFERRED STOCK"), an amount equal to $1,000.00 per share of 8% Preferred Stock (as adjusted to reflect stock splits, dividends, combinations, and reclassifications) (the "LIQUIDATION PREFERENCE") plus an amount equal to any accrued but unpaid dividends on such share of 8% Preferred Stock and other amounts, if any, payable thereon. Thereafter, the assets shall be distributed FIRST, ratably among the holders of Series A Preferred Stock, and SECOND, ratably among the holders of Common Stock and 8% Preferred Stock, all in proportion to the number of shares of Common Stock owned by each such holder and, in the case of the 8% Preferred Stock, to which such holder would then be entitled upon conversion of such stock owned by such holder.

                  (d) MANDATORY REDEMPTION. (i) On the seventh anniversary of the original issuance of the 8% Preferred Stock (such date the "REDEMPTION DATE"), the Corporation shall set apart out of its funds lawfully available for such purpose (or to the extent that the same are lawfully available therefor) for the redemption of the 8% Preferred Stock on the Redemption Date that sum in cash which shall be sufficient to redeem, and shall redeem on the Redemption Date, the shares of 8% Preferred Stock then outstanding at a price equal to the Liquidation Preference of such shares of 8% Preferred Stock set forth in paragraph
         (c) above plus an amount equal to any accrued but unpaid dividends thereon and other amounts payable thereon. If the full number of shares required to be redeemed as aforesaid shall not be so redeemed, the deficiency shall be made good thereafter as soon as funds shall become lawfully available therefor.

                           (ii) If a Change in Ownership has occurred or the
                  Corporation obtains knowledge that a Change in Ownership is to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the definitive terms and date of consummation thereof to each holder of 8% Preferred Stock, but in any event such notice shall not be given later than five business days after the occurrence of such Change in


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                  Ownership. The holder or holders of a majority of the 8%
                  Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Convertible Preferred Stock owned by such holder or holders at a price per share equal to the Liquidation Preference thereof (plus all accrued and unpaid dividends thereon and other amounts, if any, payable thereon) by giving written notice to the Corporation of such election prior to the later of (A) 21 days after receipt of the Corporation's notice and (B) five business days prior to the consummation of the Change in Ownership (the "EXPIRATION DATE"). The Corporation shall give prompt written notice of any such election to all other holders of 8% Preferred Stock with respect to which an election under this subparagraph (ii) has been made within five days after the receipt of notice thereof, and each such holder shall have until the later of (1) the Expiration Date or (2) ten days after receipt of such second notice to request redemption (by giving written notice to the Corporation) of all or any portion of the shares of 8% Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of 8% Preferred Stock specified therein on the later of (I) the occurrence of the Change in Ownership or (II) five days after the Corporation's receipt of such election(s). If in any case a proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded. The term "CHANGE IN OWNERSHIP" means (x) any sale or series of sales of Common Stock by a member of the Spell Group which results in the Spell Group owning beneficially and of record less than 358,024 shares of Common Stock of the Corporation, PROVIDED that shares of Common Stock sold in an Exempt Sale shall be excluded from any determination of a Change in Ownership, (y) any event which results in an Acceptable Officer ceasing to continue to serve as either the Chief Executive Officer or President of the Corporation, or
                  (z) any sale or issuance or series of sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holder thereof which results in any person or group of affiliated persons (other than the Spell Group) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors. The term "ACCEPTABLE OFFICER" shall mean William H. Spell or such other person as shall be acceptable to the holders of at least a majority of the shares of 8% Preferred Stock at the time outstanding. The term "EXEMPT SALE" shall mean the sale of Common Stock by the estate of any person included in the Spell Group following the death of such person.

                           (iii) If a Fundamental Change is proposed to occur,
                  the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the definitive terms and date of consummation thereof to each holder of 8% Preferred Stock not more than 45 days nor less than 20 days prior to the consummation thereof. The holder or holders of a majority of the 8% Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the shares of 8% Preferred Stock owned by each such holder or holders at a price per share equal to the Liquidation Preference (plus all accrued and unpaid dividends thereon and other amounts, if any, payable thereon) by giving written notice to the Corporation of such election prior to the later of (A) ten days


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                  prior to the consummation of the Fundamental Change or (B) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of 8% Preferred Stock with respect to which an election under this subparagraph (iii) has been made (but in any event within five business days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the shares of 8% Preferred Stock owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded. The term "FUNDAMENTAL CHANGE" means (x) a sale or transfer of more than 50% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (y) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and, after giving effect to such merger, no person or group of affiliated persons (other than the Spell Group) owns capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

                           (iv) If the Corporation shall fail to discharge its
                  obligation to redeem shares of 8% Preferred Stock pursuant to this paragraph (d) (the "MANDATORY REDEMPTION OBLIGATION"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is permitted by law or by its applicable contracts, agreements, indentures, bonds, notes, debentures or similar instruments to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation shall not fully be discharged, the Corporation shall not, directly or indirectly, declare or pay any dividend or make any distributions on, or purchase, redeem or retire, or satisfy any mandatory or optional redemption, sinking fund or other similar obligation in respect of, any other series or class of its stock.

                           (v) Nothing contained in this paragraph (d) shall
                  prevent or otherwise impair the exercise by any holder of shares of the 8% Preferred Stock of the conversion rights existing under paragraph (g) below at any time prior to the actual redemption of such shares pursuant to this paragraph
                  (d).

                           (vi) All shares of 8% Preferred Stock which shall
                  have been redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall not be reissued as shares of 8% Preferred Stock.

                  (e) VOTING RIGHTS. (i) Except as otherwise required by law and as


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                  set forth in this paragraph (e) and paragraph (f) below, the holders of the 8% Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote.

                           (ii) If the Corporation shall fail to redeem the 8%
                  Preferred Stock in accordance with the requirements of paragraph (d) above, the number of directors constituting the Corporation's Board of Directors will, at the request of holders of two-thirds of the shares of the 8% Preferred Stock then outstanding, be increased by one member, and the holders of the 8% Preferred Stock will have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect an individual to fill such newly created directorship, to fill any vacancy of such directorship and to remove any individual elected to such directorship. The newly created directorship will constitute a separate class of directors, and the director elected by the holders of the 8% Preferred Stock will be entitled to cast one vote on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum). The special right of the holders of 8% Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this subparagraph (ii), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as all shares of 8% Preferred Stock shall have been redeemed in accordance with the requirements of paragraph (d) above together with accrued and unpaid dividends thereon, at which time such special right shall terminate.

                           At any time when such special right has vested in the
                  holders of 8% Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the 8% Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of 8% Preferred Stock for the purpose of electing a director pursuant to this paragraph (iii). Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the 8% Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the 8% Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least 10% of the 8% Preferred Stock then outstanding.

                           At any meeting or at any adjournment thereof at which
                  the holders of 8% Preferred Stock have the special right to elect a director, the presence,


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                  in person or by proxy, of the holders of two-thirds of the 8%
                  Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the 8% Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

                           Any director so elected by the holders of 8%
                  Preferred Stock shall continue to serve as a director until the redemption of the shares of 8% Preferred Stock in accordance with the requirements of paragraph (d) above. After the redemption of the 8% Preferred Stock in accordance with the requirements of paragraph (d) above, the director elected by the holders of the 8% Preferred Stock shall cease to be a director and the number of directors constituting the Board of Directors of the Corporation shall decrease to such number as constituted the whole Board of Directors of the Corporation immediately prior to the occurrence of the event giving rise to the special right to elect directors.

                  (f) RESTRICTIONS ON CORPORATE ACTION. So long as any shares of the 8% Preferred Stock shall be outstanding and, in addition to any other approvals or consents required by law, without the consent of the holders of at least two-thirds of the shares of 8% Preferred Stock at the time outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing, without a meeting, the Corporation shall not:

                           (i) Amend any provision of the Articles of
                  Incorporation or the Bylaws of the Corporation; or

                           (ii) Declare, pay or obligate itself to pay a
                  dividend or make any other distributions (including payments upon redemption or repurchase) relative to any shares of its Common Stock or any other class or series of its capital stock other than the 8% Preferred Stock unless:

                                    (A) such dividend or distribution is payable
                           out of earnings or surplus (other than revaluation surplus or paid-in surplus) or payable in shares of Common Stock referred to in subparagraph (iii)(A) of paragraph (g) or payable in warrants, rights or Convertible Securities referred to in subparagraph
                           (iii)(C) of paragraph (g); and

                                    (B) such dividend or other distribution is
                           made in compliance with paragraph (b); or

                           (iii) Create any new class or series of shares having
                  preferences over or on parity with the 8% Preferred Stock as to dividend, liquidation, redemption, sinking fund, or assets including, without limitation, any class or series of stock that:


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                                    (A) could be redeemed in whole or in part at
                           a price per share greater than the consideration per share received by the Corporation therefor plus any accrued and unpaid dividends thereon or would be entitled to payment of any redemption price prior to or concurrently with the holders of the 8% Preferred Stock;

                                    (B) would be entitled upon liquidation to
                           receive any amount per share in excess of the sum of the consideration per share received by the Corporation therefor plus any accrued and unpaid dividends thereon or would be entitled to receive any liquidating distribution prior to or concurrently with the holders of the 8% Preferred Stock;

                                    (C) would be entitled to payment of any
                           dividend or distribution prior to or concurrently with the holders of the 8% Preferred Stock; or

                                    (D) would be convertible into or
                           exchangeable for or carry any option or right to acquire a class or series of stock described in clauses (A), (B) or (C) above; or

                           (iv) Issue any evidence of indebtedness which is
                  convertible into or exchangeable for shares of any class or series of capital stock of the Corporation; or

                           (v) (A) Directly or indirectly, or through any
                  subsidiary, purchase, redeem or retire any shares of its capital stock or any warrant, rights or options to purchase or acquire any shares of its capital stock (any such purchase, redemption or retirement being herein collectively called "RESTRICTED PAYMENTS") if either (x) the Corporation shall have failed to pay dividends or any other amount which shall have accrued on the shares of 8% Preferred Stock then outstanding, or (y) the aggregate amount of Restricted Payments made during the period from and after January 1, 1997 to and including the date of the making of the Restricted Payment in question would exceed 8.9% of EBITDA for such period, computed on a cumulative basis for said entire period; or

                           (B) For purposes of this subparagraph (v), "EBITDA"
                  for any period shall mean the sum of net income from continuing operations of the Corporation during such period, PLUS (to the extent deducted in determining net income from continuing operations of the Corporation) (1) interest expense on indebtedness for borrowed money (including non cash amortized interest expense on deferred finance costs, original issue discount, prepaid interest, and amortized costs relating to warrants) of the Corporation during such period, (2) all provisions for any federal, state or other income taxes made by the Corporation during such period and (3) depreciation and amortization expense of the Corporation during such period, all determined in accordance with generally accepted accounting principles at the time in the United States except as otherwise set forth herein; or


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                           (vi) Alter or change the specific rights,
                  preferences, or privileges of any class or series of its Preferred Stock so as to have an adverse effect on the 8% Preferred Stock or change any rights or priorities of the 8% Preferred Stock (including the rights of the holders of the 8% Preferred Stock under this paragraph (f)); or

                           (vii) Issue any Additional Shares of Common Stock or
                  any options warrants or other rights to subscribe for or purchase Additional Shares of Common Stock at a price per share which is less than the Conversion Price.

                  (g) CONVERSION. (i) (A) OPTIONAL CONVERSION. Each share of the 8% Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the 8% Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference of such share by the Conversion Price then in effect. The Conversion Price at which shares of Common Stock shall be delivered upon conversion of each share of 8% Preferred Stock without the payment of any additional consideration by the holder thereof shall initially be $4.26 per share (the "CONVERSION PRICE"). Such initial Conversion Price shall be subject to adjustment as set forth in subparagraph (iii) of this paragraph (g).

                  (B) MANDATORY CONVERSION. (1) Subject to the provisions of subparagraph (2) below, if at any time after the second anniversary of the initial issuance of the 8% Preferred Stock, the Current Market Price per share of Common Stock shall exceed 175% of the Conversion Price then in effect, all (but not less than all) of the shares of 8% Preferred Stock shall be converted into shares of Common Stock at the election of the Corporation as evidenced by a resolution adopted by the Board of Directors of the Corporation. Such resolution shall set forth the date upon which the conversion shall occur which shall be not less than 5 nor more than 15 days after the date upon which such resolution is adopted. Written notice of such conversion together with a copy of the resolution of the Board of Directors relating to such conversion shall be given to each holder of the 8% Preferred Stock promptly following its adoption. Each holder of 8% Preferred Stock so converted will be entitled to receive the number of shares of Common Stock into which such 8% Preferred Stock held by such holder would have been converted if such holder had exercised such holder's conversion rights on the conversion date specified in the resolution adopted by the Board of Directors.

                  (2) Upon the occurrence of an event specified in subparagraph
         (i)(B) of this paragraph (g), the outstanding shares of the 8% Preferred Stock to be converted shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, (I) that such conversion will not violate any legal requirements (such as compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976) and (II) that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the 8% Preferred Stock being converted are delivered to either the Corporation or any transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the mandatory conversion of the 8% Preferred Stock, the holders of such 8% Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the 8% Preferred Stock surrendered were convertible on the date on which such mandatory conversion occurred.

                  (ii) MECHANICS OF CONVERSION. The shares of Common Stock issued to the holders of 8% Preferred Stock pursuant to this paragraph
         (g) will be shares of Class B Common Stock; except that any holder of 8% Preferred Stock may request by written notice to the Corporation that shares of Voting Common Stock be issued upon conversion of the 8% Preferred Stock of such holder. Before any holder of 8% Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to subparagraph (i)(A) of this paragraph (g), he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the 8% Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall as soon as practicable thereafter, issue and deliver at such office to such holder of 8% Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of 8% Preferred Stock to be converted, and the person or person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering the 8% Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the 8% Preferred Stock shall not be deemed to have converted such 8% Preferred Stock until immediately prior to the closing of such sale of securities.

                  (iii) CONVERSION PRICE ADJUSTMENTS OF 8% PREFERRED STOCK. The Conversion Price shall be subject to adjustment from time to time as follows:

                           (A) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.
                  In case after April 30, 1997 the Corporation shall

                                    (1) take a record of the holders of its
                           Common Stock for
                           the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock, or

                                    (2) subdivide its outstanding shares of
                           Common Stock into a larger number of shares of Common Stock, or

                                    (3) combine its outstanding shares of Common
                           Stock into a smaller number of shares of Common Stock, then the Conversion Price shall be adjusted to that rate determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction (I) the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately prior to such event, and
                           (II) the denominator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately after such event. In the event that the dividend or distribution referenced in subparagraph (iii)(A)(1) above is lawfully abandoned, the Conversion Price shall be appropriately readjusted.

                           (B) ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In
                  case after April 30, 1997 the Corporation shall (except as hereinafter provided) issue any Additional Shares of Common Stock for a consideration which is less than the Current Market Price per share, then the per share Conversion Price upon each such issuance shall be adjusted to that price determined by multiplying the per share Conversion Price in effect immediately prior to such event by a fraction:

                                    (x) the numerator of which shall be the
                           number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of full shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at the Current Market Price per share, and

                                    (y) the denominator of which shall be the
                           number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued.

                  The provisions of this subparagraph (iii)(B) shall not apply to any Additional Shares of Common Stock that are distributed to holders of Common Stock as a stock dividend or subdivision, for which an adjustment is provided for under subparagraph
                  (iii)(A) above. No adjustment of the per share Conversion Price shall be made under this subparagraph (iii)(B) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor) pursuant to subparagraph (iii)(C) below.

                           (C) ISSUANCE OF WARRANTS, OTHER RIGHTS OR CONVERTIBLE
                  SECURITIES. In case the Corporation shall issue any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or issue Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such options, warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the per share Conversion Price shall be adjusted as provided in subparagraph
                  (iii)(B) above.

                  For purposes of adjustments in the Conversion Price pursuant to this subparagraph (iii)(C), the number of shares of Common Stock outstanding shall be deemed to include the maximum number of Additional Shares of Common Stock issuable pursuant to all outstanding options, warrants or other rights or necessary to effect the conversion or exchange of all such outstanding Convertible Securities of the Corporation. All such options, warrants, other rights or Convertible Securities shall be deemed to have been issued as of, and the date as of which the Current Market Price per share of Common Stock shall be computed shall be, the earlier of (1) the date on which the Corporation shall enter a firm contract or commitment for the issuance of such options, warrants, other rights or Convertible Securities or (2) the date of actual issuance of such options, warrants, other rights or Convertible Securities.

                  No adjustment of the per share Conversion Price shall be made under this subparagraph (iii)(C) upon the issuance of any Convertible Securities that are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights therefor if any such adjustment shall previously have been made upon the issuance of such options, warrants or other rights pursuant to said paragraph.

                           (D) OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER
                  THIS SUBPARAGRAPH. The following provisions shall be applicable to the making of adjustments to the Conversion Price hereinbefore provided in this subparagraph (iii):

                                    (1) COMPUTATION OF CONSIDERATION. To the
                           extent that any Additional Shares of Common Stock or any Convertible Securities or any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities or options, warrants or other rights are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities or options, warrants or other rights are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting thereof, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any options, warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such options, warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such options, warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any options, warrants or other rights to subscribe for or purchase such Convertible Securities plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of equity securities other than Common stock, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

                                    (2) READJUSTMENT OF CONVERSION PRICE. Upon
                           expiration of the right of conversion or exchange of any Convertible Securities, or upon the expiration of any rights, options or warrants, or upon any increase in the minimum consideration receivable by the Corporation for the issuance of Additional Shares of Common Stock pursuant to such Convertible Securities, rights, options or warrants, if any such Convertible Securities shall not have been converted or exchanged, or if any such rights, options or warrants shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion or exchange of any such Convertible Securities or upon exercise of any such rights, options or warrants shall no longer be computed as set forth above, and the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this paragraph (g) after the issuance of such Convertible Securities, rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance or sale of such Convertible Securities or the issuance of such rights, options or warrants been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon conversion or exchange of such Convertible Securities or upon the exercise of such rights, options or warrants, or upon the basis of such increased minimum consideration, as the case may be, and thereupon only the number of Additional Shares of Common Stock actually so issued or the number thereof issuable upon the basis of such increased minimum consideration shall be deemed to have been issued and only the consideration actually received or such increased minimum consideration receivable by the Corporation (computed as in subparagraph (iii)(D)(1) of this paragraph (g)) shall be deemed to have been received by the Corporation.

                           (E) COMMON EQUIVALENT DIVIDENDS. In case the
                  Corporation shall declare, to the extent otherwise permitted herein, a dividend upon its Common Stock (except a dividend payable in shares of Common Stock referred to in subparagraph
                  (iii)(A) of this paragraph (g)) or a dividend payable in warrants, rights or Convertible Securities referred to in subparagraph (iii)(C) of this paragraph (g) payable otherwise than out of earnings or surplus (other than revaluation surplus or paid-in surplus), the Corporation shall simultaneously declare a dividend, in cash, upon the 8% Preferred Stock equal to, in the case of a cash dividend, the amount of the per share dividend declared upon the Common Stock times the number of shares of Common Stock to be received by the holders of the 8% Preferred Stock upon conversion at the Conversion Price then in effect and, in the case of a dividend payable other than in cash, the fair value of such dividend declared upon the Common Stock as determined by the Board of Directors of the Corporation. For the purposes of the foregoing, a dividend payable other than in cash shall be considered payable out of earnings or surplus (other than revaluation surplus or paid-in surplus) only to the extent that such earnings or surplus are charged an amount equal to the fair value of such dividend as determined by the Board of Directors of the Corporation.

                           (F) MINIMUM ADJUSTMENT. Except as hereinafter
                  provided, no adjustment of the Conversion Price hereunder shall be made if such adjustment results in a change of the Conversion Price then in effect of less than one cent ($.01). Any adjustment of less than one cent ($.01) of any Conversion Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, together with adjustment or adjustments so carried forward, amounts to one cent ($.01) of the Conversion Price then in effect or more. However, upon the conversion of any share of the 8% Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Conversion Price up to and including the date upon which the conversion is exercised.

                           (G) NOTICE OF ADJUSTMENTS. Whenever the Conversion
                  Price
                  shall be adjusted pursuant to this subparagraph (iii), the Corporation shall promptly make a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the adjusted Conversion Price, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation made any determination hereunder), and shall promptly cause copies of such certificate to be mailed (by first class mail postage prepaid) to each of the holders of the 8% Preferred Stock.

                  (iv) MERGERS, CONSOLIDATIONS, SALES. In the case of any consolidation or merger of the Corporation with another entity, or any reorganization or reclassification of the Common Stock or other equity securities of the Corporation (except a split-up or combination, provision for which is made in subparagraph (iii)(A) of this paragraph
         (g)), then, as a condition of such consolidation, merger, reorganization or reclassification, lawful and adequate provision shall be made whereby the holders of the 8% Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore so receivable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the 8% Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of such 8% Preferred Stock.

                  (v) DISSOLUTION OR LIQUIDATION. In the event of any proposed distribution of the assets of the Corporation in dissolution or liquidation (except under circumstances when the foregoing subparagraph
         (iv) of this paragraph (g) shall be applicable) the Corporation shall mail notice thereof to the holders of the 8% Preferred Stock and shall make no distribution to shareholders until the expiration of 30 days from the date of mailing of the aforesaid notice, and in any such case, the holders of the 8% Preferred Stock may exercise the conversion rights with respect to the 8% Preferred Stock within 30 days from the date of mailing such notice and all rights herein granted not so exercised within such 30-day period shall thereafter become null and void.

                  (vi) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this paragraph (g) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 8% Preferred Stock against impairment.

                  (vii) FULLY PAID STOCK; TAXES. The shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of the conversion rights herein provided for shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. The Corporation shall pay when due and payable any and all federal and state taxes (other than income taxes) which may be payable in respect of the 8% Preferred Stock or any Common Stock or certificates therefor upon the exercise of the conversion rights herein provided for pursuant to the provisions hereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of stock certificates in the name other than that of the holder of the 8% Preferred Stock converted, and any such tax shall be paid by such holder at the time of presentation.

                  (viii) CLOSING OF TRANSFER BOOKS. The right to convert any of the 8% Preferred Stock shall not be suspended during any period while the stock transfer books of the Corporation for its Common Stock may be closed. The Corporation shall not be required, however, to deliver certificates of its Common Stock upon such exercise while such books are duly closed for any purpose, but the Corporation may postpone the delivery of the certificate for such Common Stock until the opening of such books, and they shall, in such case, be delivered forthwith upon the opening thereof, or as soon as practicable thereafter.

                  (ix) RESERVATION OF COMMON STOCK. The Corporation will at all times reserve and keep available such number of authorized shares of its Voting Common Stock and Class B Common Stock, solely for the purpose of issue upon the conversion of the 8% Preferred Stock as herein provided for, as shall then be issuable upon the conversion of all outstanding shares of 8% Preferred Stock and such shares of Common Stock shall at no time have a par value which is in excess of the Conversion Price then in effect.

                  (h) PREEMPTIVE RIGHTS. If at any time after the date of initial issuance of the 8% Preferred Stock, the Corporation grants, issues or sells any Additional Shares of Common Stock, or issues or sells any options, Convertible Securities or any warrants or other rights to subscribe for or purchase Additional Shares of Common Stock, then each holder of the 8% Preferred Stock shall be entitled to acquire, upon the same terms provided in any such grant, or applicable to any such issuance or sale of such additional securities, such number of additional securities so as to cause the percentage of outstanding shares of Common Stock to which such holder would be entitled upon conversion of the 8% Preferred Stock (determined as of the date of issuance of such additional securities) to remain unchanged.

                  (i) DEFINITIONS. In addition to the terms defined elsewhere in this Designation of Class of Preferred Stock, the following terms have the following respective meanings:

         The term "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation on and after April 30, 1997, except:

                           (A) Common Stock issued upon conversion of the Series
                  A Preferred Stock or the 8% Preferred Stock; and

                           (B) 2,512,466 shares of Common Stock which may be
                  issued pursuant to stock option plans, warrants and contractual commitments in effect on April 30, 1997.

                  The term "CLASS B COMMON STOCK" shall mean the Corporation's Class B Common Stock, $.01 par value, authorized on the date of issuance of the 8% Preferred Stock.

                  The term "COMMON STOCK" shall mean (i) the Voting Common Stock, (ii) the Class B Common Stock, and (iii) any other class of capital stock of the Corporation hereafter authorized which is not limited to a fixed amount or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; PROVIDED that the shares to be received by the holders of the 8% Preferred Stock upon conversion shall be either the Voting Common Stock or the Class B Common Stock authorized on the date of issuance of the 8% Preferred Stock.

                  The term "CONVERTIBLE SECURITIES" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

                  The term "CURRENT MARKET PRICE" per share of Common Stock for the purposes of any provision of paragraph (g) means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 31 days consisting of the day as of which "Market Price" is being determined and the 30 consecutive business days prior to such day. For purposes of determination pursuant to subparagraph (i)(B) of paragraph (g), if at any time the Common Stock of the Company is not listed on any national securities exchange or quoted in the Nasdaq Stock Market, the "Market Price" shall be deemed to be 0. For purposes of determination pursuant to subparagraph (iii) of paragraph (g), if at any time the Common Stock of the Company is not listed on any securities exchange or quoted in the Nasdaq Stock Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by resolution of the Board of Directors of the Corporation in good faith; PROVIDED that if such valuation by the Board of Directors is contested by a majority of the holders of the 8% Preferred Stock within 20 days after receipt of written notice of the adoption of such resolution, then as determined by any member of the National Association of Securities Dealers, Inc. selected by the Corporation.

                  The term "FAMILY TRUST" means, in respect of any person, any trust for the exclusive benefit of such individual, his/her spouse and lineal descendants, so long as such individual has the exclusive right to control such trust.

                  The term "RELATED PARTY" means, with respect to any person (i) a spouse or child of such person, (ii) a Family Trust, or (iii) a corporation, partnership or limited liability company in which such person owns or holds a 51% or more controlling interest.

                  The term "SPELL GROUP" shall mean any one or more of Harry W. Spell, William H. Spell, Richard Perkins and Bruce Richard and their respective Related Parties; PROVIDED that the Spell Group shall at all times include either Harry W. Spell or William H. Spell.

                  The term "VOTING COMMON STOCK" shall mean the Corporation's voting Common Stock, $.01 par value, authorized pursuant to the Articles of Incorporation as in effect on the date of issuance of the 8% Preferred Stock.

                     AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                            BLACK HAWK HOLDINGS, INC.


         Article 1 of the Articles of Incorporation of the above corporation has been amended to read as follows:


                                "ARTICLE 1 - NAME

         1.1) The name of the corporation shall be Eagle Pacific Industries, Inc."

         The foregoing amendment has been approved pursuant to Chapter 302A, Minnesota Statutes.

         I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48, as if I had signed this Amendment under oath.



                                      /s/ William H. Spell, President

                       STATEMENT OF DESIGNATION OF SHARES
                                       OF
                            BLACK HAWK HOLDINGS, INC.


         The undersigned hereby certifies that the resolutions set forth on Exhibit A attached hereto were adopted by unanimous written action of the Board of Directors of Black Hawk Holdings, Inc. effective as of September 23, 1993.

         I certify that I am authorized to execute this Statement and I further certify that I understand that by signing this Statement I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48 as if I had signed this Amendment under oath.



                                      /s/ William H. Spell, President

             WRITTEN ACTION IN LIEU OF MEETING OF BOARD OF DIRECTORS
                                       OF
                            BLACK HAWK HOLDINGS, INC.


         The undersigned, being all the members of the Board of Directors of Black Hawk Holdings, Inc., a Minnesota corporation, acting pursuant to the provisions of Minnesota Statutes, Section 302A.239, does hereby consent to the adoption of and does hereby adopt the following resolutions, as of September 23, 1993:


                     Designation of Class of Preferred Stock

         WHEREAS, Article 3.1 of the Articles of Incorporation of this corporation authorizes issuance of 20,000,000 shares of undesignated stock.

         WHEREAS, the Board of Directors of the corporation is authorized to establish from the undesignated shares by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to, designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         NOW, THEREFORE, RESOLVED, that 2,000,000 shares of the corporation's undesignated shares shall be designated as Series A 7% Convertible Preferred Stock.

         FURTHER RESOLVED, that the rights and preferences of the Series A 7% Convertible Preferred Stock (the "Series A Shares") shall be as follows:

                  (a) Dividends. The holders of the Series A Shares shall be entitled to receive out of any funds at any time legally available for the declaration of dividends, when and as declared by the Board of Directors, cash dividends at the rate of 7% of the liquidation payment provided in subparagraph (c) hereof per annum per share, such dividends to be payable quarterly each March 31, June 30, September 30 and December 31, provided that the first dividend shall not be payable until March 31, 1994. Dividends on shares of the Series A Shares shall on the date they are issued be cumulative, whether or not earned. In no event shall any dividend be paid or declared, nor shall any distribution be made on the corporation's Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired by the corporation for value, unless all dividends on the Series A Shares for all past periods shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

                  (b) Voting. Each holder of Series A Shares will have the right to vote for all shareholder purposes the number of votes that is equal to the number of shares of Common Stock into which such holder's Series A Shares are then convertible, as hereinafter provided. Except as otherwise required by law, the holders of Series A Shares shall vote together with the holders of Common Stock as though the Series A Shares and Common Stock were a single class.

                  (c) Liquidation. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, before any other distribution or payment is made to the holders of the Common Stock, the holders of Series A Shares will be entitled to receive, out of the assets of the corporation legally available therefor, a liquidation payment in cash per Series A Shares equal to $2.00 (subject to equitable adjustment in the event of any stock dividend, split, distribution or combination with respect to Series A Shares). In addition to such amount, a further amount equal to the dividends accumulated and unpaid thereon to the date of such liquidation payment will also be paid. At any time prior to the making of a liquidation payment, a holder of the Series A Shares may convert, at the holder's option, the holder's Series A shares into shares of Common Stock in accordance with the provisions set forth below. If upon any liquidation or dissolution of the corporation, the assets available for distribution are insufficient to pay the holders of all outstanding Series A Shares such amount per Series A Share, the holders of Series A Shares will share pro rata in any such distribution of assets.

                  (d) Redemption. Neither the holders of Series A Shares nor the corporation will have the right to require the redemption of all or any part of the outstanding Series A Shares.

                  (e) Conversion Right. At the option of the holder thereof, each Series A Share will be convertible into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the corporation equal to the number obtained by dividing $2.00 by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The initial price at which shares of Common Stock will be delivered upon conversion of a Series A Share (the "Conversion Price") will be $2.00 per share of Common Stock and, accordingly, the initial conversion rate shall be one share of Common Stock for each Series A Share. The initial Conversion Price will be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions will govern such right of conversion:

                           (1) Certificates. In order to convert Series A Shares
                  into shares of Common Stock of the Corporation, the holder thereof will surrender at the office of the corporation (or at such other office or offices, if any, as the Board of Directors may designate), the certificate or certificates therefor, duly endorsed to the corporation or in blank. Further, the holder will give written notice to the corporation at such office that such holder elects to convert such shares. Series A Shares will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided. The person entitled to receive the shares of Common Stock of the corporation issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the corporation will issue and deliver, or cause to be issued and delivered, at such office a certificate or certificates for the number of shares of Common Stock of the corporation issuable upon such conversion.

                           (2) Adjustment to Conversion Price. The Conversion
                  Price will be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price each holder of Series A Shares will thereafter be entitled to receive the number of shares of Common Stock of the corporation obtained by dividing $2.00 by the Conversion Price after the adjustment.

                           (3) Subdivision of Shares. In case the corporation at
                  any time subdivides its outstanding shares of Common Stock into a greater number of shares, whether by stock split, stock dividend or otherwise, the Conversion Price in effect immediately prior to such Subdivision will be proportionately reduced. Conversely, in case the outstanding shares of Common Stock of the corporation are combined into a smaller number of shares, whether by reverse stock split or otherwise, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (4) Reorganizations; Mergers; Etc. If any capital
                  reorganization or reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation is effected in such a way that holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision will be made whereby the holders of Series A Shares will thereafter have the right to receive (upon the basis and the terms and conditions specified herein) upon the conversion of Series A Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of the Series A Shares had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provisions will be made with respect to the rights and interests of the holders of Series A Shares to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares receivable upon the conversion of Series A Shares) are thereafter applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Shares. The corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, assumes by written instrument executed and mailed to the holders of Series A Shares, at the last addresses of such holders appearing on the books of the corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                           (5) Adjustment Notices. Upon any adjustment of the
                  Conversion Price, then and in each case the corporation will give written notice thereof, by first class mail, postage prepaid, addressed to the holders of Series A Shares at the addresses of such holders as shown on the books of the corporation. Such notice will state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Shares. Such notice will set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                           (6) Prior Notices of Certain Events. In case at any
                  time:

                                    (A) the corporation shall pay any dividends
                           payable in stock upon its shares of Common Stock, or makes any distribution other than cash distributions to the holders of its shares of Common Stock;

                                    (B) the corporation offers for subscription
                           pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                                    (C) there if any capital reorganization, or
                           reclassification of the capital stock of the corporation, or consolidation or merger of the corporation with, or sale of all or substantially all of its assets to, another corporation; or

                                    (D) there is a voluntary or involuntary
                           dissolution, liquidation, or winding up of the corporation;

                  then, in any one or more of such cases, the corporation will give written notice, by first class mail, postage prepaid, addressed to the holders of Series A Shares at the addresses of such holders as shown on the books of the corporation, of the date on which (i) the books of the corporation will close or a record will be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up will take place, as the case may be. Such notice will also specify the date as of which the holders of Common Stock of record will participate in such dividend, distribution or subscription rights, or will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice will be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the corporation's transfer books are closed in respect thereto. At any time prior to such date the holders of the Series A Shares, at their option, may convert their Series A Shares into shares of Common Stock in accordance with the terms hereof.

                           (7) Common Stock. As used in this Section 3.4(e), the
                  term "Common Stock" means and includes the corporation's presently authorized shares of Common Stock. The term "Common Stock" also includes any capital stock of any class of the corporation hereafter authorized which is not limited to a fixed amount or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided that the shares receivable pursuant to conversion of Series A Shares will include shares designated as Common Stock of the corporation as of the date of issuance of such Series A Shares.

                           (8) Fractional Shares. The corporation shall not be
                  required to issue fractional shares of Common Stock upon conversion of the Series A Shares. If the corporation does not issue fractional shares, the corporation will pay a cash adjustment in respect of such fraction that would otherwise be issuable in an amount equal to the same fraction of the Market Price per share of Common Stock as of the close of business on the day of conversion. As used in this Section (e), "Market Price" means the average of the high and low prices of the Common Stock sales on all exchanges on which the Common Stock may at the time be listed. If there will have been no sales on any such exchange on any such day, the Market Price means the average of the bid and asked prices at the end of such day. If the Common Stock is not so listed, the Market Price means the average of the bid and asked prices at the end of the day in the over-the-counter market, in each case averaged over a period of 20 consecutive business days prior to the date as of which Market Price is being determined. If at any time the Common Stock is not listed on any exchange or quoted in the over-the-counter market, the Market Price will be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing, selected by the Board of Directors of the corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made; or (ii) the fair value thereof determined in good faith by the Board of Directors of the corporation as of a date which is within 15 days of the date as of which the determination is to be made.

                  (f) Mandatory Conversion. The Series A Shares may be converted into shares of Common Stock of the corporation upon five days notice by the Board of Directors of the corporation to the holders of the Series A Shares at any time after the Common Stock of the corporation trades in a public market for 20 consecutive trading days at an average of the bid and asked prices greater than $4.00 per share. Each holder of the former Series A Shares so converted will be entitled to receive the full number of shares of Common Stock into which such Series A Shares held by such holder would have been converted if such holder had exercised such holder's conversion prior to the conversion and the corporation shall forthwith issue and deliver to such holder the certificate(s) therefor. Upon such conversion, each holder of Series A Shares shall forthwith surrender such holder's certificate(s) for such former Series A Shares.

                               ARTICLES OF MERGER
                                       OF
                            BLACK HAWK HOLDINGS, INC.
                              (an Iowa corporation)
                                       and
                           LIBERTY CAPITAL CORPORATION
                              (an Iowa corporation)
                                      into
                                    BHH, INC.
                            (a Minnesota corporation)


         Pursuant to the provisions of Sections 302A.601-302A.651, Minnesota Statutes, and Sections 496A.68-496A.74 of the Iowa Business Corporation Act, the following Articles of Merger are executed on the date hereinafter set forth:

         FIRST: The names of the corporations which are parties to the merger are Black Hawk Holdings, Inc., an Iowa corporation ("Black Hawk"), Liberty Capital Corp., an Iowa corporation ("LCC"), and BHH, Inc., a Minnesota corporation and the surviving corporation ("BHH").

         SECOND: Black Hawk has 8,543,095 outstanding common shares, 5,959,550 of which were voted in favor of the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger") and 7,470 of which were voted against the Plan of Merger.

         THIRD: LCC has 4,000 outstanding Class A common shares, all of which were voted in favor of the Plan of Merger; and LCC has 888.4 outstanding Class B common shares, 804.7 of which were voted in favor of the Plan of Merger and none of which were voted against the Plan of Merger.

         FOURTH: BHH has 100 outstanding common shares, all of which were voted in favor of the Plan of Merger.

         FIFTH: The merger shall be effective at the time at which these Articles of Merger are filed with the Secretary of State of the State of Minnesota.

         The undersigned swear that the foregoing is true and accurate and that they have the authority to sign these Articles of Merger on behalf of Black Hawk, LCC and BHH.

Dated:  October 6, 1989.

                                       BLACK HAWK HOLDINGS, INC.

                                       By:  /s/ Dobson West, President
                                       And:  /s/ David L. Schinke, Secretary

                                       LIBERTY CAPITAL CORP.

                                       By:  /s/ Dobson West, President
                                       And:  /s/ David L. Schinke, Secretary


                                       BHH, INC.

                                       By:  /s/ Dobson West, President and
                                                Secretary

STATE OF MINNESOTA         )
                           ) SS
COUNTY OF HENNEPIN         )

         On this 6th day of October, 1989, before me, a Notary Public, personally appeared Dobson West and David L. Schinke, known to me to be the President and Secretary, respectively, of Black Hawk Holdings, Inc., an Iowa corporation, and acknowledged to me that they executed the same on behalf of said corporation.

(Notarial Seal)                            /s/ Robert K. Ranum
                                           Notary Public

STATE OF MINNESOTA         )
                           ) SS
COUNTY OF HENNEPIN         )

         On this 6th day of October, 1989, before me, a Notary Public, personally appeared Dobson West and David L. Schinke, known to me to be the President and Secretary, respectively, of Liberty Capital Corp., an Iowa corporation, and acknowledged to me that they executed the same on behalf of said corporation.

(Notarial Seal)                            /s/ Robert K. Ranum
                                           Notary Public

STATE OF MINNESOTA         )
                           ) SS
COUNTY OF HENNEPIN         )

         On this 6th day of October, 1989, before me, a Notary Public, personally appeared Dobson West, known to me to be the President and Secretary of BHH, Inc., a Minnesota corporation, and acknowledged to me that he executed the same on behalf of said corporation.

(Notarial Seal)                            /s/ Robert K. Ranum
                                           Notary Public

                                    EXHIBIT A

                                 PLAN OF MERGER
                                       OF
                            BLACK HAWK HOLDINGS, INC.
                              (an Iowa corporation)
                                       AND
                              LIBERTY CAPITAL CORP.
                              (an Iowa corporation)
                                      INTO
                                    BHH, INC.
                            (a Minnesota corporation)


                                    ARTICLE I
                        NAMES OF CONSTITUENT CORPORATIONS
                            AND SURVIVING CORPORATION

         The names of the corporations involved in this merger are Black Hawk Holdings, Inc., an Iowa corporation ("Black Hawk"), Liberty Capital Corp., an Iowa corporation ("LCC") and BHH, Inc., a Minnesota corporation ("BHH"). Black Hawk, LCC and BHH together may be referred to herein as the "Constituent Corporations." The Constituent Corporations shall be combined by the merger of Black Hawk and LCC into BHH, as the Surviving Corporation, pursuant to the provisions of Minnesota Statutes, Sections 302A.601-302A.651 and Iowa Statutes, Sections 496A.68-496A.74. The Surviving Corporation shall continue under the name Black Hawk Holdings, Inc.

                                   ARTICLE II
                              TERMS AND CONDITIONS

         1. The merger shall be effective on the filing of Articles of Merger with the Secretary of State of the State of Minnesota (the "Effective Time"). At the Effective Time, the separate existence of Black Hawk and LCC shall cease and BHH shall alone continue in existence as the Surviving Corporation. All transactions on and after the Effective Time shall be deemed transactions of and for the account of BHH as the Surviving Corporation.

         2. As of the Effective Time, BHH, as the Surviving Corporation, shall succeed to and possess all the rights, privileges, powers, immunities, franchises, concessions, certificates and authority, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and every interest therein, and all other choses in action of or belonging to any of the Constituent Corporations on whatever account shall be vested in BHH, as the Surviving Corporation, without any further act or deed; and all property, assets, rights, privileges, powers, immunities, franchises, concessions, certificates and authority shall be thereafter as effectively the property of BHH, as the Surviving Corporation, as they were or would be of the Constituent Corporations or any of them; and title to any real estate or any interest therein vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of this merger.

         3. BHH, as the Surviving Corporation, shall be responsible and liable for all the debts, liabilities, duties and obligations of each of the Constituent Corporations, and as of the Effective Time all such debts, liabilities, duties and obligations shall attach to BHH, as the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been originally incurred or contracted by it; and any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place; or BHH, as the Surviving Corporation, may be substituted in its place; and neither the rights of creditors nor any liens upon property of any of the Constituent Corporations shall be impaired by the merger.

         4. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of any of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of Black Haw, LCC or BHH are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all acts or things, in the name of Black Hawk, LCC or BHH, as may be requisite or desirable to carry out the provisions of this Plan of Merger.

         5. The Board of Directors of the Surviving Corporation shall consist of the persons serving as directors of Black Hawk immediately prior to the Effective Time. Such directors shall hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until such director's successor shall have been duly elected and qualified.

         6. The officers of Black Hawk immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified.

         7. The Articles of Incorporation and Bylaws of BHH in effect at the Effective Time shall constitute the Articles of Incorporation and Bylaws of the Surviving Corporation, except that Section 1.1 shall be amended in its entirety to read as follows:

         "1.1)  The name of the corporation shall be Black Hawk Holdings, Inc."

                                   ARTICLE III
                      MANNER AND BASIS OF CONVERTING STOCK

         1. Each share of Common Stock of Black Hawk outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into One (1) share of Common Stock of BHH.

         2. Each share of Class A Common Stock of LCC outstanding immediately prior to the Effective Time (other than shares owned of record by Black Hawk) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into One Hundred Fifty (150) shares of Common Stock of BHH. The shares of Class A Common Stock of LCC outstanding immediately prior to the Effective Time which are owned of record by Black Hawk shall not be converted into shares of BHH but shall, as of the Effective Time, be cancelled, extinguished and cease to exist without the payment of any cash or the delivery of any other consideration.

         3. Each share of Class B Common Stock of LCC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into One Hundred Fifty
(150) shares of Common Stock of BHH.

         4. The shares of Common Stock of BHH outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled, extinguished and cease to exist and the holder of such shares shall receive One Hundred Dollars ($100) for such shares.

                            ARTICLES OF INCORPORATION
                                       OF
                                    BHH, INC.


         The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation.


                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be BHH, Inc.


                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is located at 1010 First Bank Place West, 120 South Sixth Street, Minneapolis, Minnesota 55402.


                            ARTICLE 3 - CAPITAL STOCK

         3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 50,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 30,000,000 common shares and 20,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

         3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

         3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

         4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

         4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.


                              ARTICLE 5 - DIRECTORS

         5.1) Written Action by Directors. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors.


          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

         6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.


               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

         7.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.


                  ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

         8.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


                            ARTICLE 9 - INCORPORATOR

         9.1) The name and mailing address of the incorporator are as follows:

              Dobson West
              1100 International Centre
              900 Second Avenue South
              Minneapolis, Minnesota  55042


         IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 23rd day of June, 1989.


                                               /s/ Dobson West